                                                                   EXHIBIT 10.38


                          [COMPASS BANK LETTERHEAD]



                                 July 28, 1999


Mr. Steven H. Mikel
President & CEO
Southern Mineral Corporation
1201 Louisiana Street, Suite 3350
Houston, Texas  77002-5609

     RE: Amended and Restated Credit Agreement dated June 19, 1998 by and between Southern Mineral Corporation, SMC Ecuador, Inc., SMC Production Co., BEC Energy, Inc., Amerac Energy Corporation, Compass Bank and First Union National Bank (as subsequently amended, restated, and/or supplemented, the "Credit Agreement"). All capitalized terms used but not defined herein shall have the meanings attributed thereto in the Credit Agreement.

Dear Steve:

     Pursuant to Section 2.9 of the Credit Agreement, the Lenders have redetermined that as of this date the Borrowing Base is $18,670,000 and commencing August 1, 1999, the Scheduled Reduction Amount shall be $100,000 and commencing October 1, 1999, the Scheduled Reduction Amount shall increase to $225,000.

     You have submitted to the Lenders term sheets for a restructure of the current loan, a DIP facility and a post corporate reorganization facility in your letter of July 22, 1999. The terms proposed by the Company for these facilities are unacceptable to the Lenders. As you know, the Lenders have submitted to the Company a preliminary term sheet for a restructuring of the existing loan with a $20,000,000 Borrowing Base (prior to the ANR Sale referenced below). This preliminary term sheet is subject to Lenders' credit committee approvals and is based on the Lenders' determination of the Company's value following the proposed restructure including the EnCap equity infusion and conversion of the public debt to equity. The Lenders remain interested in reaching an agreement on the terms of a restructure of the Credit Agreement and are also receptive to considering DIP financing and a post restructure facility which will be both acceptable to the Lenders and will assist your Company in going forward with its recapitalization.

     You have informed us that the Company intends to sell all of Southern Mineral Corporation and Amerac's interests in the Brushy Creek and Texan Gardens Fields, respectively (the "Subject Properties"), for approximately $15,900,000 (the "ANR Sale"). The Borrowing Base value attributable to the Subject Properties is $5,000,000. Section 5.23 of the Credit Agreement provides that, subject to the Lenders' prior consent to the release of their liens in connection with any such sale, the proceeds from the sale of the Subject Properties shall be applied in the following order:

     (a)  first, to the payment of the reasonable costs of such sales, if any;
     (b) next, to the payment of past due interest and/or fees due to Lenders, if any;
     (c) next, to the principal outstanding under the Borrowing Base facility to the extent of the allocated Borrowing Base value for such assets sold;
     (d)  next, to the payment of Tranche A Principal; and
     (e) finally, 100% of the remainder, if any, to reduce the Loan Balance. The Borrowing Base shall be reduced by a like amount.

Mr. Steven H. Mikel
July 28, 1999
Page 2


     You state in your letter dated July 22, 1999 that the Company has incurred the following costs associated with the proposed sale of the Subject Properties:

      a.  $50,000 legal fees,
      b.  $244,200 investment banker fees, and
      c.  $320,000 federal income taxes.

Initially, note that it is the Lenders' position that federal income tax ("FIT") liability associated with the sale of the Subject Properties is not a "cost". Nevertheless, and without waiving the Lender's right to exclude such amounts from any future asset sale, as one of the conditions set forth below, the Lenders are prepared to agree to let the Company purchase a certificate of deposit in the amount of $320,000 which shall be pledged as collateral for the Borrower's Obligations to Compass Bank, as Agent under a Deposit Pledge Agreement (the "CD Pledge") and directly applied to such FIT obligations as and when due.

      The Lenders' agree to consent to the sale of the Subject Properties conditioned upon:

      1. Satisfactory documentation of the Company's net sale proceeds amount, legal costs, investment banker fees and FIT liability.

      2. Net sale proceeds after legal fees of $50,000 and investment banker fees of $244,200 shall be wired directly to Compass Bank and applied in the following order:

          a.  Certificate of deposit purchased by the Company         $320,000
              and pledged to Compass Bank, Agent
          b.  Past due interest or fees due                                 $0
          c.  Borrowing Base Facility principal payment             $5,000,000
          d.  Tranche A Facility principal payment                 $10,285,000
                                                                   -----------
                                                                   $15,900,000

      3. Upon consummation of the ANR Sale, the Borrowing Base shall be $13,670,000, if the sale occurs prior to July 31, 1999, and $13,570,000, if the sale occurs during August, 1999 (after payment of the $100,000 August 1, 1999, Scheduled Reduction Amount).

      4. Past due legal fees owed to Jackson Walker L.L.P. totaling $43,675.15 per the March and April 1999 invoices shall be paid in full.

      In conjunction with this Borrowing Base redetermination, please remit payment directly to each Lender for the engineering fees owed to each Lender as a result of this redetermination.

      Except as expressly provided herein, the Credit Agreement, the CD Pledge and the other Loan Documents shall remain in full force and effect in accordance with their respective terms, and this letter shall not be construed to:

      a. impair the validity, perfection or priority of any lien or security interest securing the Obligations;

      b. waive or impair any rights, powers or remedies of the Agent and the Lenders under the Credit Agreement and the other Loan Documents;

Mr. Steven H. Mikel
July 28, 1999
Page 3


      c. grant any forbearance periods, or extend the term of the Credit Agreement or the time for payment of any of the Obligations; or

      d. constitute an acceptance of the proposed facilities set forth in your July 22, 1999 letter or to make any loans or other extensions of credit to the Borrowers.

      No Event of Default and no Default is waived or remedied by the execution of this letter by the Lenders, and any such Default or Event or Default heretofore arising and currently continuing shall continue after the execution and delivery hereof. Nothing contained in this letter, nor any past indulgence by the Lenders, nor any prior waiver or consents or any waivers or consents which may hereafter be granted nor any other action or inaction on behalf of the Lenders (i) shall constitute or be deemed to constitute a waiver of any Defaults or Events of Default which exist or may exist under the Credit Agreement or the other Loan Documents, or (ii) shall constitute or be deemed to constitute an election of remedies by the Lenders or a waiver of any of the rights or remedies of the Lenders provided in the Credit Agreement or the other Loan Documents or otherwise afforded at law or in equity.

      THIS LETTER, THE AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS (INCLUDING THE DEPOSIT PLEDGE) REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.



                                       Very truly yours,


                                       /s/ Dorothy Marchand Wilson
                                       ---------------------------
                                           Dorothy Marchand Wilson




cc:   Murray Brasseux
      Jay Chernosky
      Buddy Clark
      Allison Hammer
      Bruce Ruzinsky
      Philip Trinder